Calculation of Filing Fee Tables
S-8
PAPA JOHNS INTERNATIONAL INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	4,900,000	$ 48.50	$ 237,650,000.00	0.0001531	$ 36,384.22
Total Offering Amounts:						$ 237,650,000.00		$ 36,384.22
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 36,384.22
Offering Note
[1]	1a. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also shall cover any additional shares of common stock of American Public Education, Inc., $0.01 par value per share (the "Common Stock"), that may be offered or issued under the Papa John's International, Inc.'s 2018 Omnibus Incentive Plan, as amended, in connection with any stock dividend, stock split, recapitalization or similar transaction. (2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock, as reported on The Nasdaq Stock Market on June 25, 2025.